EX-99.B-77Q1(e)

SUB-ITEM 77Q1(e): New or amended Registrant investment advisory contracts.

IVY FUNDS

Appendix A and Appendix B to the Investment Management Agreement between Ivy Funds and Ivy Investment Management Company, amended and effective January 1, 2015, were filed with the Securities and Exchange Commission by EDGAR on January 28, 2015 in Post-Effective Amendment No. 102 to the Registration Statement on Form N-1A, and is incorporated by reference herein.